Exhibit 10.9

ROYALTY DEED

This ROYALTY DEED (“Royalty Deed”), effective as of May 15, 2025 (the “Effective Date”), is given by Verdera Energy Corp., a corporation organized under the laws of the province of British Columbia (“Grantor”) whose address is 1200 – 750 West Pender Street, Vancouver, British Columbia V6T 2T8, to enCore Energy Corp., a corporation organized under the laws of British Columbia (“Grantee”), whose address is 101 N. Shoreline Blvd, Suite 450, Corpus Christi, Texas, 78401 United States, (each a “party” and together “the parties”).

NOW, THEREFORE, for and in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Grantor hereby GRANTS, ASSIGNS, CONVEYS, and WARRANTS unto Grantee, the Royalties as herein defined, with respect to all Uranium and other minerals mined or otherwise derived from properties identified in Schedule “A” to the Share Purchase Agreement (“Share Purchase Agreement”) entered into between the parties, dated March 17, 2025, (the “Properties”), which is mined, produced, or otherwise prepared for sale.

1.	ROYALTIES

Amount and Basis

1.1.	Pursuant to the terms of this Royalty Deed, Grantor shall pay Grantee:

(a)	a net proceeds royalty equal to two percent (2%) of the Net Proceeds, as defined herein, received for Uranium mined, produced or otherwise derived from the Properties and processed or otherwise prepared for sale (the “Net Proceeds Royalty”); and

(b)	a net smelter return royalty equal to two percent (2%) of the of Net Smelter Returns, as defined herein, received for Products, as defined herein, other than Uranium, mined, produced or otherwise derived from the Properties and processed or otherwise prepared for sale (the “NSR Royalty”, and together with the Net Proceeds Royalty, the “Royalties”).

Definitions

1.2.	“Allowable Deductions” means the following costs, charges, expenses and deductions actually incurred by Grantor in connection with the smelting, refining, treatment, beneficiation and/or sale of Product removed from the Properties:

(a)	smelting and refining charges and penalties, including all costs of assaying, analyzing, sampling or representation, umpire charges, metal deductions and losses, penalties for impurities and charges for treating, refining, beneficiating, storing and handling the Product levied by any smelter, refinery or other place of intermediary or final treatment or beneficiation;

(b)	the actual cost of transportation from the Property or from a concentrator, whether situated on or off the Property, to any smelter, refinery or other place of intermediate or final treatment or beneficiation and then to the place of sale, which includes commercially reasonable and customary packaging, freight, insurance, transportation taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation; and

(c)	severance, resource excise or other similar taxes and fees paid by Grantor and not based on Grantor’s income,

provided that if smelting, refining or other intermediate or final treatment or beneficiation is carried out in facilities owned or controlled, in whole or in part, by the Grantor or its affiliates, then the Allowable Deductions shall include the lesser of: (A) the amount that the Grantor would have incurred if such smelting, refining or other treatment or beneficiation were carried out at facilities not owned or controlled by the Payor then offering comparable services for comparable products on prevailing terms and (B) the actual charges and costs incurred by the Grantor with respect to such smelting, refining, or other intermediate or final treatment or beneficiation;

1.3.	“Gross Revenues” means the amount of revenues actually received by, or credited to the account of, the Grantor or its affiliates during that calendar quarter from the sale of Product to a person other than an affiliate of the Grantor;

1.4.	“Mining Claims” means mining claims, mining leases, or other mineral property interests;

1.5.	“Net Proceeds” is defined as the total revenues generated from the sale of Uranium mined, produced, or otherwise derived from the Properties and processed, or otherwise prepared for sale from the Properties less only:

(a)	the actual cost of transportation from the mine or mill or other concentrating facilities which includes commercially reasonable and customary packaging, freight, insurance, transportation taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation to the point of sale,

(b)	the actual cost of any sample assays and analyses required and performed by agreement with a purchaser and occurring after Uranium is removed from a mill or other concentrating facilities,

(c)	any penalties for impurities, not to exceed normal accepted industry limits and standards for similar Uranium, and

(d)	severance, resource excise or other similar taxes and fees paid by Grantor and not based on Grantor’s income.

Any costs for processing or upgrading Uranium and any other costs not specifically mentioned in the definition of “Net Proceeds” above shall not be deducted from total revenues generated by sales of Uranium in calculating the Net Proceeds Royalty.

1.6.	“Net Smelter Returns” means the amount determined by subtracting the Allowable Deductions for the calendar quarter from the Gross Revenues for the calendar quarter

1.7.	“Products” means any ores, concentrates, precipitates, doré, cathodes, leach solutions, refined metal or any other primary, intermediate or final products or any other product containing economically recoverable minerals obtained from ore mined, produced or extracted from the Properties, but excluding any uranium or other minerals contained in the definition of “Uranium”;

1.8.	“Spot U3O8 Price” means the average weekly spot price per pound of U3O8 for domestic delivery during the month in which such Uranium is sold, as quoted in the UX Weekly (published by The Uranium Exchange Company), or equivalent source if these sources are no longer available agreed upon by the parties. If the parties cannot reach agreement concerning the method to determine the Spot U3O8 Price within 30 days, then the parties will select an expert (the “Expert”) to make such a determination. If the parties cannot agree upon the selection of an Expert, an arbitrator shall be selected by application of the rules of the American Arbitration Association and the parties shall submit the issue to binding arbitration.

1.9.	“Uranium” means uranium in any natural or processed form, including yellowcake, and shall also include thorium and other fissionable or spatially associated metals, minerals or other valuable substances associated with or produced along with uranium.

Non-Arm’s Length Sales

1.10.	To the extent Grantor sells Uranium in other than an “arms-length transaction”, the total proceeds, for purposes of calculating the Net Proceeds, shall be calculated based on a total “deemed sales price” equal to the Spot U3O8 Price. If such sales are of unmilled materials, the total deemed sales price shall be calculated on the basis of the anticipated recovery of the U3O8 contained in such material.

1.11.	To the extent Grantor sells Products in other than an “arms-length transaction”, the Gross Proceeds, for purposes of calculating the Net Smelter Returns, shall be calculated based on “deemed sales price” equal to the price of such Product as would be extended by an unaffiliated third party in an arm’s length transaction under similar circumstances.

1.12.	An “arms-length transaction” means a bona fide transaction with a third-party purchaser, that is not an affiliate, subsidiary or parent of Grantor, or other entity in which Grantor has a material financial interest or exercises any degree of control.

Payment

1.13.	The Royalties shall be due and payable in cash and shall be paid on or before the 20th day of the calendar month immediately succeeding the calendar month during which such royalties accrue and become payable, as follows:

(a)	The Net Proceeds Royalty shall be deemed accrued and payable within thirty (30) days of when Grantor receives payment in settlement for such Uranium sold or contracted. Each such royalty payment shall be accompanied by a written statement setting forth in detail the volumes of all Uranium attributable to such royalty payment and the basis for the calculation of the Net Proceeds Royalty, including, but not limited to, date of sale and shipment, assay reports and purchaser’s settlement sheets, shipper and shipping weights, and invoices for any deductions pursuant to paragraph 1.5. If such Net Proceeds Royalty or portions of such Net Proceeds Royalty are derived from sales of unmilled materials, such written statement shall include the calculation of the anticipated recovery of U3O8 contained in such unmilled materials.

(b)	The NSR Royalty shall be deemed accrued and payable within thirty (30) days of when Grantor receives payment in settlement for Products sold or contracted. Each such royalty payment shall be accompanied by a written statement setting forth in detail the type, quantity, grade, and volumes of all Products attributable to such royalty payment and the basis for the calculation of the NSR Royalty, including, but not limited to, date of sale and shipment, assay reports and purchaser’s settlement sheets, shipper and shipping weights, and invoices for any deductions pursuant to paragraph 1.2.

Grantee shall have the right at any time to request free copies of other records which Grantee may deem necessary to verify the accuracy of any or all royalty payments. Each statement furnished to Grantee shall be deemed to be correct and binding unless Grantee, within one year of its receipt, notifies Grantor that it disputes the correctness of such statement or requests an audit as defined in paragraph 1.14; provided, however, that the foregoing one-year limitation shall not apply in the case of fraud.

Right to Inspect and Audit

1.14.	Upon not less than 48 hours advance notice, Grantor shall make available, and Grantee shall be entitled to inspect and copy, all records and data pertaining to the computation of the Royalties, including, without limitation, any such records and data that are maintained electronically. All such data shall be subject to the confidentiality restrictions of this Royalty Deed. Grantor shall, at its own cost and expense, cooperate with all reasonable audits requested and conducted by Grantee. The cost of any such audit shall be borne by Grantee, unless the results of such audit show an aggregate underpayment of the Royalties for the payments in question of greater than ten percent (10%), in which case Grantor shall reimburse Grantee for all reasonable and documented costs of the audit.

2.	OPERATIONS

Annual Report

2.1.	The Grantor shall, during the term of this Royalty Deed, furnish Grantee, within 120 days of the completion of the Grantor’s fiscal year, a report with respect to work carried out by the Grantor on the Properties, the material results and segmented earnings thereof and plans or projections for the following year; provided that no report will be due for any year in which the Grantor has not undertaken operations on the Properties.

No Implied Obligations

2.2.	There are no implied obligations arising under this Royalty Deed with respect to the exploration for and the development, mining, or marketing of Uranium or Products from the Properties. Grantor shall have no obligation to develop, mine, or sell Uranium or Products under terms or circumstances or at times which, in Grantor’s sole judgment, it is not commercially prudent business practice.

Release, Abandonment or Surrender

2.3.	(a)	Grantor shall have the right to surrender, abandon or release:

(i)	all or part of any Mining Claim which constitutes a part of the Properties, including any Mining Claim located by Grantor on the same ground, whether by amendment, additional location or new location, or

(ii)	all or any part of Grantor’s interest in a Mining Claim constituting a part of the Properties by following the procedures provided in this paragraph 2.3. Upon such surrender, abandonment or release, Grantor’s obligations hereunder shall terminate and end as to such released Mining Claim or Minig Claims, or part or parts thereof, except for obligations accrued, and Grantor shall have no obligation hereunder to Grantee except for those that had previously accrued as to the Mining Claim or Mining Claims, or part or parts thereof.

(b)            If Grantor determines to surrender, abandon, or release all or any part of a Mining Claim as provided in paragraph 2.3(a)(i), or all or any part of its interest in a Mining Claim as provided in paragraph 2.3(a)(ii), it shall notify Grantee in writing not less than ninety days prior to such surrender, abandonment. or release. Within thirty days after receipt of that notice, Grantee shall provide Grantor written notice as to whether Grantee elects to receive a conveyance by quitclaim deed or other applicable instrument of transfer of the interest which Grantor proposes to release, surrender, or abandon. If Grantee elects to receive such a conveyance, then Grantor shall quitclaim, or otherwise transfer or assign to Grantee its interest in such Mining Claim or claims, or part thereof. Grantor shall not surrender, abandon. or release all or any part of a Mining Claim as provided in paragraph 2.3(a)(i), or all or any part of its interest in a Mining Claim as provided in paragraph 2.3(a)(ii), until the expiration of thirty days after Grantee’s receipt of the notice described in this paragraph.

(c)            If Grantor proposes an abandonment, surrender, or release of all or part of a Mining Claim or claims before March 1 of the year in which it makes such proposal, Grantor shall have no obligation whatsoever in connection with any Annual Report described in paragraph 2.1 on the claim or claims, or parts thereof, to which the proposal relates. If Grantor’s proposal is made after March 1 of the year in which it is made, it shall do assessment work as to such claim or claims involved up to the date of such abandonment, surrender, or release.

(d)            If Grantor shall abandon title to one or more of the unpatented Mining Claims forming part of the Properties in accordance with this paragraph 2.3, Grantor shall have no further obligation whatsoever to Grantee with respect to such claims, except obligations existing at the time the claims were released.

Sampling, Assay, and Analysis

2.4.	Any sampling and analysis shall be made in accordance with sound, commercially reasonable mining and metallurgical practices and standard sampling and analysis procedures prevailing in the mining and metallurgical industry. Grantee shall have the right to have a representative present at the time samples are taken and shall be provided statements or reports of the results, provided, however, Grantee shall provide Grantor with not less than five days’ notice of Grantee’s intent to have such representative present at the time samples are taken and Grantee shall bear the entire cost of its representative. All statements or reports wherein Grantor's assay of samples are set forth shall be conclusively presumed to be true and correct unless, within ninety days after such statements or reports are delivered to Grantee, Grantee makes written objection thereto and demands an assay by an independent third party.

3.	METHOD OF PAYMENT AND NOTICES

Method of Payment

3.1.	Any payments required of Grantor herein shall be made by wire transfer or electronic funds transfer to such account as the Grantee may direct. Any overdue payments shall bear interest on the unpaid balance at the rate of five percent (5%) per year compounded annually.

Notices

3.2.	The address of each of the parties shall for all purposes be as set forth above unless otherwise changed by the applicable party by notice to the other as provided herein. All notices or other communications required or permitted to be given pursuant to the provisions of this Royalty Deed shall be in writing and shall be considered as properly given if mailed by certified mail with return receipt requested, by overnight courier service, email with confirmation of receipt, or by delivering the same in person to the intended addressee. Notices hereunder in any manner shall be effective only if and when received by the addressee, but a refusal to accept delivery of a notice shall be deemed to be receipt of such notice.

Right of Offset

3.3.	Notwithstanding the foregoing, Grantor shall be entitled to a credit against its obligations hereunder and such credit shall be treated as a cash payment made hereunder by Grantor at such time or times as a credit or credits arise, in the amount of any claim for indemnification under the Share Purchase Agreement; provided however, that if Grantee files a written notice with Grantor disputing such claim, then Grantor shall make such payment, but into an escrow account rather than to Grantee pending the resolution of such dispute.

4.	COMMINGLING

Grantor shall have the right to commingle Uranium or Products mined from the Properties with ores from other lands and properties; provided, however, that Grantor shall calculate from representative samples the average grade of the ore and shall weigh (or calculate by volume) the ore before commingling using generally accepted industry practices. In obtaining representative samples, calculating the average grade of the ore and average recovery percentages subject to paragraph 2.4, Grantor may use any procedures generally accepted in the mining and metallurgical industry which it reasonably believes suitable for the type of mining and processing activity being conducted and, in the absence of fraud, its choice of such procedures shall be final and binding on Grantee.

5.	REDUCTION, ADJUSTMENT, RANK

Less Interest

5.1	If any interest in any mineral estate forming part of the Properties is reduced, then all Royalties payable under this Royalty Deed with respect to that particular mineral estate shall be reduced proportionally.

Other Royalties

5.2	In respect of any part of the Properties, if the payment of the Royalties would, by reason of one or more royalty rights (which includes similar encumbrances functioning as a royalty) existing as of March 17, 2025, result in the aggregate of all royalties payable in respect of such part of the Properties effectively exceeding a 5% net proceeds royalty on Uranium or a 5% net smelter returns royalty on Products, as applicable, then the Net Proceeds Royalty and/or the NSR Royalty, as applicable, shall be reduced such that the total royalties and similar encumbrances on applicable to Uranium and/or Products, as applicable, on such part of the Properties do not exceed 5%.

Equal Rank

5.3	In respect of any part of the Properties on which an existing royalty (or similar encumbrance) exists, the Royalties payable in respect of such part of the Properties shall be equal in priority to such existing royalty (or similar encumbrance), unless seniority or subordination of an existing royalty (or similar encumbrance) is mandated by a governmental authority.

6.	AREA OF INTEREST

The Royalties shall apply to any Mining Claim or section acquired, staked, or claimed by the Grantor, partially or wholly within a 2 mile radius from the perimeter of the location of any historical or current resource on any part of the Properties (determined pursuant to paragraph 7 below), or if a perimeter of an historical resource is not determinable, then a 2 mile radius from the border of the claim or section in which any such historical resource is located.

7.	BUY-BACK RIGHT

The Grantor shall have the option (the “Buyback Right”) to purchase, at its sole discretion and exercisable in whole or in part from time to time following the Going Public Transaction (as defined in the Share Purchase Agreement), up to 100% of both the Net Proceeds Royalty and the NSR Royalty by making a single aggregate cash payment to the Grantee. The aggregate cash payment to purchase 100% of both the Net Proceed Royalty and the NSR Royalty shall be calculated based on the total historical and/or current resources on the Properties as follows:

(a)	US$6 per acre if there is no historical nor current mineral resource;

(b)	US$25,000 per 1 million pounds of historical resources;

(c)	US$40,000 per 1 million pounds of NI 43-101 Inferred resource;

(d)	US$50,000 per 1 million pounds of NI 43-101 Indicated resource; and

(e)	US$75,000 per 1 million pounds of NI 43-101 Measured resource.

For the purposes of the calculation in this paragraph 7, the determination of resources categories as Inferred, Indicated, Measured or historical, if applicable, shall be as set out in the most recent technical report(s) prepared pursuant to National Instrument 43-101 by or for the Grantor and publicly disclosed. If the Grantor elects to exercise the Buyback Right for less than 100% of the Net Proceeds and the NSR Royalty, the buyback price shall be reduced proportionally based on the percentage of the Net Proceeds Royalty and NSR Royalty purchased.

8.	CONFIDENTIALITY

8.1	All information obtained in connection with the performance of this Royalty Deed and the calculation and payment of the Royalties payable hereunder shall be the exclusive property of the parties, and, except as provided in this paragraph, shall not be disclosed to any third party or the public without the prior written consent of the other, which consent shall not be unreasonably withheld. Provided, however, the consent required by this paragraph shall not apply to a disclosure:

(a) to an affiliate, consultant, contractor or subcontractor of the disclosing party that has a bona fide need to be informed;

(b) to any third party to whom a party contemplates a transfer of all or any part of its interest in or to this Royalty Deed;

(c) to a governmental agency, stock exchange or to the public if such disclosing party believes in good faith that the disclosure is required by applicable law or regulation or the rules of any stock exchange; or

(d) in connection with arbitration or judicial proceedings that require such disclosure.

In any case to which an exception to confidentiality under this paragraph is applicable, the disclosing party shall give notice to the other party at least twenty-four hours prior to making such disclosure. As to any disclosure pursuant to paragraphs 8.1(a) and 8.1(b) only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the parties are obligated under this paragraph.

9.	MISCELLANEOUS PROVISIONS

Further Acts

9.1	Each party to this Royalty Deed agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Royalty Deed.

Waiver of Breach

9.2	The waiver of either party of any breach of any provision of this Royalty Deed will not operate or be construed as a waiver of any subsequent breach by the other party.

Sophistication of Parties

9.3	Each party to this Royalty Deed represents that it is a sophisticated commercial party capable of understanding all of the terms of this Royalty Deed, that it has had an opportunity to review this Royalty Deed with its counsel, and that it enters this Royalty Deed with full knowledge of the terms of the Royalty Deed.

Assignment

9.4	(a) All or a part of the Royalties may be assigned, sold, encumbered, or transferred by the Grantee upon providing written notice of such action to the Grantor, including, if applicable, a copy of the agreement by the assignee to agree to be bound by this Royalty Deed. No change or division in the ownership of the Royalties or payment of proceeds attributable to the Royalties shall enlarge the obligations or diminish the rights of the Grantor.

(b)            The Properties or any part thereof may be conveyed, sold, transfer, assigned, or encumbered by Grantor upon the Grantor providing written notice of such action to the Grantee, including, if applicable, a copy of the agreement by the assignee to be bound by this Royalty Deed, and provided that the foregoing right shall, prior to the Grantor completing a “Going Public Transaction”, as defined in the Share Purchase Agreement, be subject to the Grantor receiving the prior written consent of the Grantee.

Entire Agreement

9.5	This Royalty Deed supersedes any and all other understandings and agreements, either oral or in writing, between the parties hereto with respect to the Royalties and constitutes the sole and only agreement between the parties with respect to the Royalties. Each party to this Royalty Deed acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied herein, and that no agreement, statement or promise not contained in this Royalty Deed will be valid or binding or of any force or effect. No change or modification to this Royalty Deed will be valid or binding upon the parties hereto unless such change or modification is in writing and is signed by the parties hereto. Captions and headings are for convenience only and will not alter any provision to be used in construing this Royalty Deed.

Severability

9.6	In the event that any one or more of the provisions contained in this Royalty Deed is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect for any reason, that invalidity, illegality or unenforceability will not affect any other provisions hereof and this Royalty Deed will be construed as if that invalid, illegal or unenforceable provision had never been contained herein.

Governing Law

9.7	This Royalty Deed will be governed by and construed in accordance with the laws of the State of New Mexico without regard to the principles of conflicts of laws thereof.

Dispute Resolution.

9.8	If the parties are unable to resolve any disputes arising from this Royalty Deed, they shall submit the dispute to arbitration in Albuquerque, New Mexico before a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties. If the parties are unable to agree on an arbitrator, the arbitrator shall be selected by application of the rules of the American Arbitration Association. No party to this Royalty Deed shall challenge the jurisdiction or venue of the arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each party shall bear its costs of the arbitration and the costs of the arbitrator shall be split evenly between the parties.

Parties Bound

9.9	This Royalty Deed runs with the land with respect to the mineral interest situated on fee Properties. The terms, promises, covenants and agreements contained in this Royalty Deed will apply to, be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Counterparts

9.10	This Royalty Deed may be executed simultaneously in multiple counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

Third-Parties:

9.11	Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties and their successors and assigns, any rights or remedies under or by reason of this Royalty Deed.

[Remainder of Page Intentionally Left Blank; Signatures to Follow]

IN WITNESS WHEREOF, Grantor and Grantee have duly executed this Royalty Deed to be effective as of the date set forth above.

GRANTOR:

VERDERA ENERGY CORP. A British Columbia corporation

By:
Name:	Janet Lee-Sheriff
Title:	Director

STATE OF ______________	)
	:	ss.
COUNTY OF ____________	)

On this ________ day of ____________________, personally appeared before me Janet Lee-Sheriff proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her authorized capacity as a director of Verdera Energy Corp., a British Columbia corporation, and that by her signature on the instrument said entity executed such instrument as grantor as its act and deed.

NOTARY PUBLIC

My Commission Expires:	Residing at:

[Signature Page to Royalty Deed]

IN WITNESS WHEREOF, Grantor and Grantee have duly executed this Royalty Deed to be effective as of the date set forth above.

GRANTEE:

enCore Energy Corp. A British Columbia corporation

By:
Name:	Robert Willette
Title:	Interim Chief Executive Officer

STATE OF ______________	)
	:	ss.
COUNTY OF ____________	)

On this ________ day of ____________________, personally appeared before me Robert Willette proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity as Interim Chief Executive Officer of enCore Energy Corp., a British Columbia corporation, and that by his signature on the instrument said entity executed such instrument as grantor as its act and deed.

NOTARY PUBLIC

My Commission Expires:	Residing at:

[Signature Page to Royalty Deed]